UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):    |X|Form 10-K    |_| Form 20-F    |_|Form 11-K
                |_| Form 10-Q   |_|Form N-SAR

                       For Period Ended: December 31, 2003
                                         -----------------
                       [X ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                        For the Transition Period Ended:
                                                        ------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

RESERVENET INC.
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Full Name of Registrant

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Former Name if Applicable

3701 SACRAMENTO ST., #323
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Address of Principal Executive Office (Street and Number)

SAN FRANCISCO, CA  94118
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City, State and Zip Code


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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         | (a) The reasons described in reasonable detail in Part III of | this form could not be eliminated without unreasonable
         | effort or expense;
         | (b) The subject annual report, semi-annual report, transition | report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion
         | thereof, will be filed on or before the fifteenth calendar
   |X|   | day following the  prescribed  due date; or the subject
         | quarterly report of transition report on Form 10-Q, or | portion thereof will be filed on or before the fifth
         | calendar day following the prescribed due date; and | (c) The accountant's statement or other exhibit required by Rule | 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

Indicate below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Due to technical difficulties regarding the access of data, including the timely delivery of said data by our accountancy firm, ReserveNet Inc. is unable file financial statements pursuant to its 10KSB filing at this time.



PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


               DANIEL REGIDOR             (877)                   804-7670
            --------------------        ---------             ----------------
                 (Name)                (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.


                               RESERVENET INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date :   MARCH 30,2004                              By:  /s/ DANIEL REGIDOR
                                                         ----------------------
                                                      Name: DANIEL REGIDOR
                                                      Title: CEO, CFO, DIRECTOR

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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